Exhibit 99.1

YOUNG BROADCASTING REPORTS STRONGER RESULTS FOR FIRST QUARTER 2004

May 10, 2004-New York, NY- Young Broadcasting Inc. (“YBI”) (NASDAQ:YBTVA) today announced its results for the first quarter ended March 31, 2004.

The Company reported that net operating revenue increased 7.9% reaching $50.9 million for the quarter ended March 31, 2004, compared to the same period in 2003. Net loss for the first quarter was $21.3 million compared to a net loss of $18.5 million reported in 2003. Net loss in 2004 included a $5.3 million loss on early extinguishment of debt resulting from the series of bond refinancings completed in January.

Station operating performance was $12.3 million in the first quarter of 2004 as compared to $9.4 million in the prior year period. This represented a 31.5% increase year-over-year. The Company defines station operating performance as operating loss plus non-cash compensation of employees, corporate overhead, depreciation and amortization. (Please see the section below entitled “Use of Non-GAAP Financial Measures” for additional information regarding station operating performance.)

Steady growth was experienced throughout the first quarter for local and national revenues, the core of the Company’s sales.  In March 2004, local and national revenue was 13.5% higher than the same month in 2003, rebounding strongly from a 7.2% decrease in January 2004 compared to January 2003.  This strengthening trend, when combined with strong political revenue of $4.0 million in the first quarter of 2004 (compared to $180,000 in 2003), resulted in the 7.9% net revenue growth reported above.

“The first quarter finished with very strong year-to-year revenue growth, after overcoming a weak January,” commented Vincent Young, Chairman of YBI. “Based on the pacing reports from our stations, I am optimistic about the continued strength of television advertising sales this year. When combining  the likelihood of a significant rise in political spending in several of our markets with our ongoing cost containment approach and new revenue-generating programs, the remainder of 2004 has the potential for significant earnings growth. KRON-TV in San Francisco also continues to grow its audience, revenues and bottom line.”

On March 22, 2004, the Company announced the retirement of Ronald Kwasnick, its former President. Under his employment contract, Mr. Kwasnick was entitled to receive certain salary and benefits after his retirement. The Company recorded an additional $2.2 million of corporate overhead in connection with these expenses.

Guidance

The Company is currently experiencing a strengthening of its local and national revenues while continuing to hold expenses in check. Although it is difficult to accurately predict future sales levels, the Company believes that recent trends are likely to continue for the balance of the second quarter. Accordingly, second quarter net revenue is projected to grow mid to high single digits in 2004 as compared to 2003. Full year revenue guidance is made more difficult by the uncertainty of political and economic events. Therefore, the Company is not providing revenue guidance beyond the second quarter.

Operating expenses in 2004 are projected to grow less than 2% compared to 2003 expense levels. Corporate overhead for 2004, exclusive of the retirement expenses described above, is forecast to grow approximately 3% above the full year 2003 level. Capital expenditures for the full year 2004 are projected to be about $10 million.

Use of Non-GAAP Financial Measures

Station operating performance is not a financial measure calculated in accordance with generally accepted accounting principles (GAAP) in the United States. The Company defines station operating performance as operating loss or income, plus non-cash compensation of employees, corporate overhead, depreciation and amortization. The Company believes that station operating performance is useful information for investors because it enables them to assess the Company’s television stations’ performance in a manner similar to the method used by management and it provides a measure that can be used to analyze, value and compare companies in the television industry. A limitation of this measure, however, is that it excludes depreciation and amortization, which represent the periodic costs of capitalized tangible and intangible assets used in the Company’s business. It also excludes the cost of corporate overhead required to manage the group of stations owned by the Company and non-cash compensation of employees which represents the Company’s contribution of stock to the 401(k) plan offered to employees and the costs recognized from certain stock option transactions.

Station operating performance should not be regarded as an alternative to either operating loss or net loss as an indicator of operating performance or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. The Company believes that operating loss is the most directly comparable GAAP financial measure to the station operating performance financial measure. Reconciliations of historical presentations of station operating performance to operating loss, its most directly comparable GAAP financial measure, are provided in the attachment to this release.

First Quarter Conference Call:

Young Broadcasting will hold a conference call at 11:00 a.m. (ET), Monday, May 10, 2004, immediately following the release of this first quarter earnings report. The full text of the release is available on Bloomberg, Nexus, CompuServe, Dow Jones News Retrieval and several other services.

You may participate in the conference call by dialing 1-888-552-9135  (Passcode:  YOUNG, Leader:  Vincent Young.) This will enable you to listen to the presentation. At the end of the presentation you will have the opportunity to participate in a Q&A session with Vincent Young, CEO of Young Broadcasting Inc. and with James Morgan, the Company’s CFO.

You may listen to a live webcast of the call by going to http://youngbroadcasting.com. The archive will be available for replay through June 10, 2004. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). You may listen to a telephone replay of the entire call by dialing 1-800-216-3087 through May 14, 2004.

Young Broadcasting owns eleven television stations and the national television representation firm, Adam Young Inc. Six stations are affiliated with the ABC Television Network (WKRN-TV — Nashville, TN, WTEN-TV — Albany, NY, WRIC-TV — Richmond, VA, WATE-TV — Knoxville, TN, WTVO-TV — Rockford, IL and WBAY-TV — Green Bay, WI), three are affiliated with the CBS Television Network (WLNS-TV — Lansing, MI, KLFY-TV — Lafayette, LA and KELO-TV — Sioux Falls, SD) and one is affiliated with the NBC Television Network (KWQC-TV — Davenport, IA).  KRON-TV — San Francisco, CA is the largest independent station in the U.S. and the only independent VHF station in its market. The Company also operates separate UPN Network stations using its digital broadcast facilities in Sioux Falls, South Dakota and Rockford, Illinois.

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Commission Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Young Broadcasting’s Annual Report on Form 10-K for the year ended December 31, 2003, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, the impact of changes in national and regional economies, pricing fluctuations in local and national advertising, volatility in programming costs and geopolitical factors.

Contact:  Vincent Young, Chairman, James Morgan, Chief Financial Officer — 212-754-7070 or Don Ciaramella of The Lippin Group at 212-986-7080.

YOUNG BROADCASTING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2003	2004
	(dollars in thousands, except per share data)

Net revenue	$47,238	$50,949
Operating expenses	41,309	44,753
Depreciation and amortization	6,727	6,500
Operating loss	(798)	(304)

Interest expense, net	(16,020)	(16,986)
Non-cash change in market valuation of swaps	(1,461)	1,262
Loss on extinguishments of debt	—	(5,323)
Other (expenses) income, net	(173)	49
	(17,654)	(20,998)

Net loss	$(18,452)	$(21,302)

Net loss per common share - basic	$(0.93)	$(1.07)
Weighted average shares - basic	19,737,156	19,843,990

Other Financial Data:

Amortization of program license rights	$4,625	$4,761
Payments for program license liabilities	4,563	4,613
Capital expenditures	2,228	3,250

Reconciliation of Station Operating Performance to Operating Loss:

Operating loss	(798)	(304)
Plus:
Non-cash compensation	314	312
Depreciation and amortization	6,727	6,500
Corporate overhead	3,137	5,825
Station Operating Performance	$9,380	$12,333